BlackRock Global Dynamic Equity Fund

File No. 811-21759

Item No. 77M (Mergers) -- Attachment

During the fiscal semi-annual period ending April 30, 2007, BlackRock Global Dynamic Equity Fund (the “Registrant”) acquired substantially all of the assets and assumed substantially all of the liabilities of BlackRock Global Value Fund, Inc. (“Global Value Fund”), File No. 811-07561.

The Board of the Registrant and the Board of Global Value Fund unanimously approved the Reorganization at meetings held on November 30, 2006 and the proposal which provides for the transfer of substantially all of the assets and certain stated liabilities of Global Value Fund to the Registrant in exchange for Investor A, Investor B, Investor C, Institutional and newly created Class R shares of the Registrant; the distribution of such shares to the shareholders of Global Value Fund; and the subsequent redemption of the outstanding shares of Global Value Fund and the dissolution and termination of Global Value Fund.

On January 5, 2007, in connection with the Reorganization, the Registrant filed a Preliminary Registration Statement on Form N-14 (File No. 333-139818) (the “N-14 Registration Statement”).  The N-14 Registration Statement contained the proxy materials soliciting the approval of the Reorganization by the shareholders of Global Value Fund.  Pre-effective Amendment No. 1 to the N-14 Registration Statement was filed on February 12, 2007.  The N-14 Registration Statement as so amended was declared effective by the Commission on February 14, 2007.

On April 23, 2007, the shareholders of Global Value Fund approved the Reorganization at a special meeting of shareholders held for that purpose.  On April 27, 2007 (the “Reorganization Date”), pursuant to the Agreement, Global Value Fund transferred assets valued at $791,992,429.81 to the Registrant and received in exchange shares of the Registrant comprised of 37,429,400.121 Investor A shares, 5,067,945.813 Investor B shares, 8,648,551.152 Investor C shares, 9,154,204.138 Institutional and 632,573.843 newly-issued Class R shares.  Such shares were then distributed to the shareholders of Global Value Fund on that date.

An Application for Deregistration on Form N-8F was filed by Global Value Fund with the Securities and Exchange Commission on June 14, 2007.